EXHIBIT 4.1
AMENDMENT NO. 2 TO RIGHTS AGREEMENT
This Amendment No. 2 to Rights Agreement (this “Amendment”) is entered into as of June 25, 2007 (to become effective on the date set forth in Section 5.0 of this Amendment), between Image Entertainment, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a Delaware corporation, as Rights Agent (the “Rights Agent”), and amends the Rights Agreement dated as of October 31, 2005, between the Company and the Rights Agent, as amended by Amendment No. 1 to the Rights Agreement dated as of March 29, 2007 (the “Rights Agreement”).
WHEREAS, the Company desires to amend the Rights Agreement to prevent certain Persons acting with the approval of the Board of Directors of the Company who propose to acquire all of the equity interests in the Company from becoming Acquiring Persons, and to prevent the execution, delivery or performance of the Amended and Restated Merger Agreement (as such term is defined below), the Securities Purchase Agreement (as such term is defined below) or the Amended and Restated Support Agreements (as such term is defined below) from resulting in a Section 11(a)(ii) Event, a Section 13 Event, a Distribution Date or a Share Acquisition Date; and
WHEREAS, this Amendment is entered into pursuant to Section 27 of the Rights Agreement prior to the time that any Person, to the knowledge of the Company, has become an Acquiring Person.
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:
1.0 Defined Terms. Terms defined in the Rights Agreement and used and not otherwise defined herein shall have the meanings given to them in the Rights Agreement.
2.0 Additional Definitions. Section 1 of the Rights Agreement is hereby amended to add the following definitions, which shall be inserted into Section 1 in alphabetical order:
“Amended and Restated Merger Agreement” shall mean the Amended and Restated Agreement and Plan of Merger made and entered into as of June 25, 2007, by and among Parent, Merger Sub and the Company, as amended from time to time in accordance with its terms.
“Amended and Restated Support Agreements” shall mean the Amended and Restated Support Agreements dated as of June 25, 2007 by and between Parent and certain stockholders of the Company, as amended from time to time in accordance with their terms.
“Merger Sub” shall mean IEAC, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent.
“Parent” shall mean BTP Acquisition Company, a Delaware limited liability company.

“Securities Purchase Agreement” shall mean the Securities Purchase Agreement to be executed and delivered by Parent and the Company immediately prior to the Effective Time (as such term is defined in the Amended and Restated Merger Agreement), pursuant to which Parent will be entitled to purchase from the Company, and the Company will agree to issue and sell to Parent, shares of common stock of the Company and/or shares of series a convertible preferred stock of the Company.
3.0 Amendment of Section 7. Paragraph (a) of Section 7 of the Rights Agreement is amended by:
3.1	deleting the word “and” immediately preceding clause (iii) thereof and by adding a “,” immediately preceding clause (iii) thereof; and
3.2
by adding the following immediately following clause (iii) thereof: “or (iv) immediately prior to the Effective Time (as such term is defined in the Amended and Restated Merger Agreement). The Company hereby agrees to promptly notify the Rights Agent, in writing, upon the occurrence of the Effective Time (as such term is defined in the Amended and Restated Merger Agreement), which notice shall specify (i) that the Effective Time (as such term is defined the Amended and Restated Merger Agreement) has occurred, and (ii) the date upon which the Rights established hereby expired and this Agreement terminated.”

4.0 Amendment of Section 35. Section 35 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
“Section 35. Exception For Amended and Restated Merger Agreement. Notwithstanding any provision of this Agreement to the contrary, neither a Section 11(a)(ii) Event, a Section 13 Event, a Distribution Date, nor a Share Acquisition Date shall be deemed to have occurred, none of Parent, Merger Sub or any of their Affiliates or Associates shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any of Sections 3(a), 7(a), 11(a) or 13 of this Agreement, in any such case by reason of (a) the announcement of the Merger (as such term is defined in the Amended and Restated Merger Agreement), (b) the approval, execution or delivery of the Amended and Restated Merger Agreement or any amendments thereof, (c) the execution and delivery of the Amended and Restated Support Agreements or any amendments thereof, (d) the approval, execution and delivery of the Securities Purchase Agreement or any amendments thereof, (e) the commencement or, the consummation of, any of the transactions contemplated by the Amended and Restated Merger Agreement, including the Merger (as such term defined in the Amended and Restated Merger Agreement), (f) the commencement or, the consummation of, any of the transactions contemplated by the Amended and Restated Support Agreements, or (g) the commencement or, the consummation of, any of the transactions contemplated by the Securities Purchase Agreement.”

5.0 Effectiveness. This Amendment shall be deemed effective as of the time immediately prior to the signing of the Amended and Restated Merger Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
6.0 Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Rights Agreement to be duly executed as of the day and year first above written.

IMAGE ENTERTAINMENT, INC.
By:	/s/ Dennis Hohn Cho
	Name:	Dennis Hohn Cho
	Title:	Senior Vice President, General Counsel and Corporate Secretary

COMPUTERSHARE TRUST COMPANY, N.A.
By:	/s/ Kellie Gwinn
	Name:	Kellie Gwinn
	Title:	Vice President

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